Exhibit 99.1

FOR IMMEDIATE RELEASE

Valo Health and Khosla Ventures Acquisition Co. Mutually Agree to Terminate Business Combination Agreement

BOSTON and MENLO PARK, Calif., November 15, 2021 — Valo Health, LLC (“Valo”), the technology company using human-centric data and artificial intelligence (AI) powered computation to transform the drug discovery and development process and Khosla Ventures Acquisition Co. (Nasdaq: KVSA) (“KVSA”), a special purpose acquisition company sponsored by affiliates of Khosla Ventures, LLC, announced today that both companies have mutually agreed to terminate their previously announced agreement and plan of merger (the “Business Combination Agreement”), effective immediately.

Both parties decided to terminate the Business Combination based on current market conditions, particularly in the biotechnology area.

“We formed KVSA to merge with companies that are impactful to the world as we recently did with KVSB when we merged with Nextdoor,” said Samir Kaul, Founding Partner and Managing Director at Khosla Ventures. “Valo Health is a strong company and we wish them continued success as they move forward on a very solid plan. We will continue to look for other high-impact targets across a range of industries to deliver maximum shareholder value.”

“We made this decision to ensure that Valo continues to be in an optimal position of strength to pursue our growth strategy and to deliver on our mission to transform drug discovery and development,” said David Berry, Founder & CEO. “Our team has worked hard to ensure that all of the fundamentals of our business are strong. As we move closer to launching our first Phase 2 trial this year, our second Phase 2 trial in the first half of next year, and continue to aggressively build out the additional unique capabilities of our platform, we have tremendous momentum going into 2022 and beyond.”

About Valo Health

Valo Health, LLC (“Valo”) is a technology company built to transform the drug discovery and development process using human-centric data and artificial intelligence-driven computation. As a digitally native company, Valo aims to fully integrate human-centric data across the entire drug development life cycle into a single unified architecture, thereby accelerating the discovery and development of life-changing drugs while simultaneously reducing costs, time, and failure rates. The company’s Opal Computational Platform™ is an integrated set of capabilities designed to transform data into valuable insights that may accelerate discoveries and enable Valo to advance a robust pipeline of programs across cardiovascular metabolic renal, oncology, and neurodegenerative disease. Founded by Flagship Pioneering and headquartered in Boston, MA, Valo also has offices in Lexington, MA, San Francisco, CA, Princeton, NJ, and Branford, CT. To learn more, visit www.valohealth.com

About KVSA

KVSA is a special purpose acquisition company sponsored by affiliates of Khosla Ventures. Khosla Ventures manages a series of venture capital funds that make early-stage venture capital investments and provide strategic advice to entrepreneurs building companies with lasting significance. The firm was founded in 2004 by Vinod Khosla, co-founder of Sun Microsystems. Khosla Ventures has over $15 billion dollars of assets under management and focuses on a broad range of sectors including artificial intelligence, agriculture/food, consumer, enterprise, financial services, health, space, sustainable energy, robotics, VR/AR and 3D printing. Collectively, Khosla Ventures portfolio of investments has created nearly half a trillion dollars in market value.